News Release

NUCOR REPORTS RESULTS FOR FOURTH QUARTER AND YEAR ENDING 2009

CHARLOTTE, NORTH CAROLINA, January 26, 2010 – Nucor Corporation (NYSE: NUE) announced today consolidated net earnings of $58.9 million or $0.18 per diluted share, for the fourth quarter of 2009, an improvement over losses of $0.60, $0.43 and $0.10 per diluted share in the first, second and third quarters of 2009, respectively.  The results compare to a net income of $105.9 million or $0.34 per diluted share for the fourth quarter of 2008.

For the full year of 2009, Nucor reported a consolidated net loss of $293.6 million or $0.94 per diluted share, compared with net earnings of $1.83 billion or $5.98 per diluted share for 2008.

In the fourth quarter of 2009, Nucor’s consolidated net sales decreased 6% to $2.94 billion compared with $3.12 billion in the third quarter of 2009 and decreased 29% compared with $4.15 billion in the fourth quarter of 2008.  Average sales price per ton increased 4% from the third quarter of 2009 and decreased 35% from the fourth quarter of 2008.  Total tons shipped to outside customers were 4,638,000 tons in the fourth quarter of 2009, a decrease of 9% from the third quarter of 2009 and an increase of 8% over last year’s fourth quarter.

For the full year 2009, Nucor’s consolidated net sales decreased 53% to $11.19 billion, compared with $23.66 billion for 2008.  Average sales price per ton decreased 32% while total tons shipped to outside customers decreased 30% from 2008 levels.

As discussed in our guidance, fourth quarter results were significantly impacted by reduced earnings in our downstream, long products and scrap businesses; however, the sheet mills benefited from the absence of high-cost pig iron inventories.  The average scrap and scrap substitute cost per ton used in the fourth quarter of 2009 was $276, a decrease of 8% compared with $299 in the third quarter and a decrease of 37% from $435 in the fourth quarter of 2008.   For the full year 2009, the average scrap and scrap substitute cost per ton used was $303, a decrease of 31% from $438 in 2008.

In the fourth quarter of 2009, Nucor recorded a credit to value inventories using the last-in, first-out (LIFO) method of accounting of $116.9 million, compared with a credit of $120 million in the third quarter of 2009 and a credit of $81.2 million in the fourth quarter of 2008.  For the full year 2009, the LIFO credit was $466.9 million, compared with a charge of $341.8 million in 2008.

Overall steel mill utilization decreased from 69% in the third quarter of 2009 to 58% in the fourth quarter of 2009, and increased from 48% in last year’s fourth quarter.  Steel mill utilization rates decreased from 80% for the full year 2008 to 54% for the full year 2009.  The quarter over quarter decrease in utilization was due to fourth quarter seasonal issues that are separate of the general economic slowdown due to the holidays and year-end plant shutdowns by some of our customers.

Nucor Executive Offices:    1915 Rexford Road,  Charlotte, North Carolina   28211
Phone 704-366-7000    Fax 704-362-4208    www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR FOURTH QUARTER AND YEAR ENDING 2009 (Continued)

Total energy costs in the fourth quarter of 2009 increased approximately $3 per ton from the third quarter of 2009 due to higher natural gas prices coupled with reduced productivity.  Total energy costs decreased approximately $5 per ton from the fourth quarter of 2008 to the fourth quarter of 2009.  For the full year 2009, total energy costs increased approximately $1 per ton from 2008.

Pre-operating and start-up costs of new facilities decreased from $53.8 million in the fourth quarter of 2008 to $48.1 million in the fourth quarter of 2009 and increased from $128.6 million in 2008 to $160.0 million in 2009.  In 2009, these costs primarily related to the SBQ mill in Memphis, Tennessee, the Castrip® project in Blytheville, Arkansas, the proposed iron-making facility, and the galvanizing line in Decatur, Alabama.

Our liquidity position remains strong with $2.24 billion in cash and cash equivalents and short-term investments and an untapped $1.3 billion revolving credit facility that matures in November 2012.

In December, Nucor’s board of directors increased the cash dividend 2.9% to $0.36 per share.  The dividend is payable on February 11, 2010 to stockholders of record on December 31, 2009 and is Nucor’s 147th consecutive quarterly cash dividend.  Nucor continues a record of 37 consecutive years of increases to its regular dividend.

Going forward, we believe that the most challenging markets for our products will be those associated with residential and non-residential construction, which continue to show little, if any, strength.  While we expect improvements of approximately 5% in steel mill shipments in the first quarter, we also expect significant increases in both sales prices and scrap costs.  As a result, we project a LIFO expense of about $25 million in the first quarter of 2010 compared to a LIFO credit of $116.9 million in the fourth quarter of 2009 and a credit of $105 million in the first quarter of 2009.  Actual first quarter earnings will be significantly impacted by these inventory valuation adjustments.  We will provide additional and more quantitative earnings guidance after the midpoint between our quarterly earnings releases.

Nucor and affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel - in bars, beams, sheet and plate; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; light gauge steel framing; steel grating and expanded metal; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and HBI/DRI; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America's largest recycler.

Nucor Executive Offices:    1915 Rexford Road,  Charlotte, North Carolina   28211
Phone 704-366-7000    Fax 704-362-4208    www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR FOURTH QUARTER AND YEAR ENDING 2009 (Continued)

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties.  The words “believe,” “expect,” “project,” “will,” “should” and similar expressions are intended to identify those forward-looking statements.  Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (2) market demand for steel products; (3) energy costs and availability; (4) competitive pressure on sales and pricing, including pressure from imports and substitute materials; and (5) capital investments and their impact on our performance.  These and other factors are outlined in Nucor’s regulatory filings with the Securities and Exchange Commission, including those in Nucor’s December 31, 2008 Annual Report on Form 10-K.  The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

You are invited to listen to the live broadcast of Nucor’s conference call in which management will discuss Nucor’s fourth quarter results on January 26, 2010 at 2:00 p.m. eastern time.  The conference call will be available over the Internet at www.nucor.com, under Investor Relations.

TONNAGE DATA
(in thousands)

	Quarter Ended December 31,			Year Ended December 31,
	2009	2008	Percentage Change	2009	2008	Percentage Change
Steel mills production	3,722	3,062	22%	13,998	20,446	-32%
Steel mills total shipments	3,917	3,426	14%	14,036	20,932	-33%

Sales tons to outside customers:
Steel mills	3,368	2,900	16%	12,075	18,185	-34%
Joist	70	94	-26%	264	485	-46%
Deck	78	110	-29%	310	498	-38%
Cold finished	87	91	-4%	330	485	-32%
Fabricated concrete reinforcing steel	211	286	-26%	954	955	0%
Other	824	813	1%	3,643	4,579	-20%
	4,638	4,294	8%	17,576	25,187	-30%

Nucor Executive Offices:    1915 Rexford Road,  Charlotte, North Carolina   28211
Phone 704-366-7000    Fax 704-362-4208    www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR FOURTH QUARTER AND YEAR ENDING 2009 (Continued)

Unaudited figures are as follows:

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Net sales	$2,937,944	$4,150,936	$11,190,296	$23,663,324

Costs, expenses and other:
Cost of products sold	2,716,824	3,670,629	11,035,903	19,612,283
Marketing, administrative and other expenses	92,605	145,343	430,819	750,984
Impairment of non-current assets	2,800	105,183	2,800	105,183
Interest expense, net	35,705	22,374	134,752	90,483
	2,847,934	3,943,529	11,604,274	20,558,933

Earnings (loss) before income taxes and noncontrolling interests	90,010	207,407	(413,978)	3,104,391
Provision for (benefit from) income taxes	3,583	43,514	(176,800)	959,480
Net earnings (loss)	86,427	163,893	(237,178)	2,144,911
Earnings attributable to noncontrolling interests	27,520	58,001	56,435	313,921
Net earnings (loss) attributable to Nucor stockholders	$58,907	$105,892	$(293,613)	$1,830,990

Net earnings (loss) per share:
Basic	$0.19	$0.34	$(0.94)	$5.99
Diluted	$0.18	$0.34	$(0.94)	$5.98

Average shares outstanding:
Basic	315,274	314,135	314,873	304,525
Diluted	315,740	314,247	314,873	305,006

Nucor Executive Offices:    1915 Rexford Road,  Charlotte, North Carolina   28211
Phone 704-366-7000    Fax 704-362-4208    www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR FOURTH QUARTER AND YEAR ENDING 2009 (Continued)

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	Dec. 31, 2009	Dec. 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$2,016,981	$2,355,130
Short-term investments	225,000	-
Accounts receivable, net	1,116,035	1,228,807
Inventories	1,312,903	2,408,157
Other current assets	511,329	405,392

Total current assets	5,182,248	6,397,486

Property, plant and equipment, net	4,013,836	4,131,861

Goodwill	1,803,021	1,732,045

Other intangible assets, net	902,922	946,545

Other assets	669,877	666,506

Total assets	$12,571,904	$13,874,443

LIABILITIES
Current liabilities:
Short-term debt	$1,748	$8,622
Long-term debt due within one year	6,000	180,400
Accounts payable	707,038	534,161
Federal income taxes payable	-	199,044
Salaries, wages and related accruals	154,997	580,090
Accrued expenses and other current liabilities	357,274	351,875

Total current liabilities	1,227,057	1,854,192

Long-term debt due after one year	3,080,200	3,086,200

Deferred credits and other liabilities	680,358	677,370

Total liabilities	4,987,615	5,617,762

EQUITY
Nucor stockholders' equity:
Common stock	149,877	149,628
Additional paid-in capital	1,675,777	1,629,981
Retained earnings	7,120,218	7,860,629
Accumulated other comprehensive loss, net of income taxes	(41,056)	(190,262)
Treasury stock	(1,514,290)	(1,520,772)
	7,390,526	7,929,204

Noncontrolling interests	193,763	327,477

Total equity	7,584,289	8,256,681

Total liabilities and equity	$12,571,904	$13,874,443

Nucor Executive Offices:    1915 Rexford Road,  Charlotte, North Carolina   28211
Phone 704-366-7000    Fax 704-362-4208    www.nucor.com

News Release

NUCOR REPORTS RESULTS FOR FOURTH QUARTER AND YEAR ENDING 2009 (Continued)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Year Ended December 31,
	2009	2008

Operating activities:
Net earnings (loss)	$(237,178)	$2,144,911
Adjustments:
Depreciation	494,035	479,484
Amortization	72,388	69,423
Stock-based compensation	54,665	49,873
Deferred income taxes	88,546	(293,476)
Impairment of non-current assets	2,800	105,183
Changes in assets and liabilities
(exclusive of acquisitions):
Accounts receivable	141,104	855,572
Inventories	1,117,600	(364,280)
Accounts payable	170,229	(861,334)
Federal income taxes	(422,116)	278,663
Salaries, wages and related accruals	(419,800)	129,927
Other	120,024	(95,218)

Cash provided by operating activities	1,182,297	2,498,728

Investing activities:
Capital expenditures	(390,500)	(1,018,980)
Investment in and advances to affiliates	(63,563)	(720,713)
Disposition of plant and equipment	11,371	17,180
Acquisitions (net of cash acquired)	(32,720)	(1,826,030)
Purchases of investments	(261,389)	(289,423)
Proceeds from the sale of investments	36,389	499,709
Proceeds from currency derivative contracts	-	1,441,862
Settlement of currency derivative contracts	-	(1,424,291)

Cash used in investing activities	(700,412)	(3,320,686)

Financing activities:
Net change in short-term debt	(6,908)	(149,837)
Repayment of long-term debt	(180,400)	-
Proceeds from issuance of long-term debt	-	989,715
Debt issuance costs	-	(6,937)
Issuance of common stock	3,716	1,996,690
Excess tax benefits from stock-based compensation	(3,100)	10,600
Distributions to noncontrolling interests	(190,233)	(275,075)
Cash dividends	(443,109)	(658,051)
Acquisition of treasury stock	-	(123,960)

Cash provided by (used in) financing activities	(820,034)	1,783,145

Increase (decrease) in cash and cash equivalents	(338,149)	961,187

Cash and cash equivalents - beginning of year	2,355,130	1,393,943

Cash and cash equivalents - end of year	$2,016,981	$2,355,130

Nucor Executive Offices:    1915 Rexford Road,  Charlotte, North Carolina   28211
Phone 704-366-7000    Fax 704-362-4208    www.nucor.com